Third Point Reinsurance Ltd. Announces Board Changes

John Berger to step down from the Board
Steven Fass to assume interim Chairman role
Robert Bredahl to join the Board
HAMILTON, Bermuda, November 8, 2017 - Third Point Reinsurance Ltd. (NYSE: TPRE) (“Third Point Re” or the “Company”) today announced that John Berger, Chairman of the Board of Directors, will be stepping down from the Board effective December 22, 2017, at the end of the term of his Chairman’s Agreement.  Steven Fass, currently on the Board, will succeed Mr. Berger as interim Chairman as of December 22, 2017. Robert Bredahl, currently President and Chief Executive Officer, will replace Mr. Berger on the Board as of December 22, 2017.
“On behalf of the entire Board, I want to thank John for his work as Chairman, the position he held since Third Point Re’s formation in 2011. John was instrumental in the formation of Third Point Re and we sincerely appreciate all of his hard work in getting Third Point Re to where it is today,” commented Steve Fass.
Robert Bredahl added, “I am very proud to have worked under John’s leadership. He was the ideal Chairman and CEO to launch Third Point Re, lead its IPO and develop us into a $1.8 billion company with more than $600 million in annualized premium income. He is a generous mentor, true friend and great human being.”
John Berger said, “I am very proud of what we have accomplished at Third Point Re over the past six years and couldn’t be more confident of their continued success. The Company is in great hands with Rob. He has been a great partner to me and the key driver of our development. I wish Rob and the Company the best of luck.”
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and Business Development
investorrelations@thirdpointre.bm
+1 441-542-3333